DSI REALTY INCOME FUND VI
(A California Real Estate Limited Partnership)

BALANCE SHEETS(UNAUDITED), March 31, 1996 AND DECEMBER 31, 1995

                               March 31,          December 31,
                                 1996                1995
ASSETS

CASH AND CASH EQUIVALENTS      $ 546,094         $  506,933
PROPERTY                       4,636,175          4,739,872
OTHER ASSETS                     100,669             38,342

TOTAL                         $5,282,938         $5,285,147

LIABILITIES AND PARTNERS' EQUITY

LIABILITIES                     $377,697           $364,137

PARTNERS' EQUITY:
General Partners                 (44,232)           (44,075)
Limited Partners               4,949,473          4,965,085
     Total partners' equity    4,905,241          4,921,010

TOTAL                         $5,282,938         $5,285,147

See accompanying notes to financial statements (unaudited).

STATEMENTS OF INCOME (UNAUDITED)
FOR THE THREE MONTHS ENDED March 31, 1996 AND 1995

                                March 31,         March 31,
                                  1996               1995
REVENUES:
Rental Income                   $622,224           $612,382
Interest                           2,824              2,207
     Total revenue               625,048            614,589

EXPENSES:
Operating Expenses               295,109            272,512
General and administrative        75,788             73,777
     Total expenses              370,897            346,289

NET INCOME                      $254,151           $268,300

AGGREGATE NET INCOME ALLOCATED TO :
    Limited partners            $251,609           $265,617
    General partners               2,542              2,683
TOTAL                           $254,151           $268,300
NET INCOME PER
   LIMITED PARTNERSHIP UNIT       $10.59             $11.18

LIMITED PARTNERSHIP
  UNITS USED IN PER
  UNIT CALCULATION                23,753             23,753

See accompanying notes to financial statements(unaudited).



STATEMENTS OF CHANGES IN PARTNERS' EQUITY (UNAUDITED)
FOR THE THREE MONTHS ENDED March 31, 1996 AND 1995

                                GENERAL       LIMITED
                                PARTNERS      PARTNERS       TOTAL

EQUITY AT DECEMBER 31, 1994     ($41,352)    $5,234,694   $5,193,342

NET INCOME                         2,683        265,617      268,300
DISTRIBUTIONS                     (2,699)      (267,221)    (269,920)

EQUITY AT MARCH 31, 1995        ($41,368)     $5,233,090   $5,191,722

EQUITY AT DECEMBER 31, 1995     ($44,075)     $4,965,085   $4,921,010

NET INCOME                         2,542         251,609      254,151
DISTRIBUTIONS                     (2,699)       (267,221)    (269,920)

EQUITY AT MARCH 31, 1996        ($44,232)     $4,949,473   $4,905,241

See accompanying notes to financial statements(unaudited).


STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND 1995

                                      March 31,          March 31,
                                        1996               1995

CASH FLOWS FROM OPERATING
 ACTIVITIES:

Net income                             $ 254,151        $ 268,300
Adjustments to reconcile net
  income to net	cash provided
  by operating activities:
     Depreciation                        103,697          103,698
  Changes in assets and liabilities:
     Increase in other assets            (62,327)         (29,921)
     Increase in liabilities              13,560           44,506
Net cash provided by operating
  activities                             309,081          386,583

CASH FLOWS FROM FINANCING ACTIVITIES -
     Distributions to partners          (269,920)        (269,920)


NET INCREASE IN CASH AND
 CASH EQUIVALENTS                         39,161          116,663

CASH AND CASH EQUIVALENTS:
At beginning of period                   506,933           407,250
At end of period                       $ 546,094         $ 523,913

See accompanying notes to financial statements (unaudited).


DSI REALTY INCOME FUND VI
(A California Real Estate Limited Partnership)

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

1. GENERAL

DSI Realty Income Fund VI (the "Partnership"), a limited partnership, has two general partners (DSI Properties, Inc., and Diversified Investors Agency) and limited partners owning 23,753 limited partnership units. The Partnership was formed under the California Uniform Limited Partnership Act for the primary purpose of acquiring and operating real estate.

The accompanying financial information as of March 31, 1996, and for the periods ended March 31, 1996 and 1995, is unaudited. Such financial information includes all adjustments which are considered necessary by the Partnership's management for a fair presentation of the results for the periods indicated.

2.   PROPERTY

Properties owned by the Partnership are all mini-storage facilities. Depreciation is calculated using the straight line method over the estimated useful life of 20 years. The total cost of property and accumulated depreciation at March 31, 1996, is as follows:

        Land                             $ 1,759,000
        Buildings                          8,364,514
        Furniture and Equipment               35,185
        Total                             10,158,699
        Less: Accumulated Depreciation   ( 5,522,524)
        Property - Net                   $ 4,636,175


3.   NET INCOME PER LIMITED PARTNERSHIP UNIT

Net income per limited partnership unit is calculated by dividing the net income allocated to the limited partners by the number of limited partnership units outstanding during the period.